UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 20, 2008, CombinatoRx, Incorporated (the "Company") committed to a further restructuring plan that, when combined with its previously announced restructuring plans, will result in a total workforce reduction of approximately 65% of the Company's United States workforce at its Cambridge, Massachusetts location. The restructuring is a result of continuing a strategic realignment of the Company to focus its efforts on continuing its funded drug discovery, partnering its existing product candidates, and conserving capital. Employees directly affected by the restructuring plan will be provided with severance payments and outplacement assistance. The Company expects to complete the restructuring by the first quarter of 2009.

As a result of the restructuring plan, the Company plans to record a one-time restructuring charge of between approximately $3.2 million and $4.0 million in the fourth quarter of 2008, primarily representing cash payments for severance and other personnel-related expenses and costs associated with reducing the Company's facilities usage. The Company may also incur further restructuring charges that could be significant due to events that may occur as a result of, or associated with, the restructuring plan, including facilities-related costs. Severance payments will be paid out during the fourth quarter of 2008 and will continue into the first half of 2009.

Item 5.02. Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 19, 2008, the Compensation Committee of the Board of Directors of the Company approved an employee retention program (the "Retention Program") to retain certain key executive officers in connection with the strategic realignment of the Company. As part of the Retention Program, the Committee approved the following:

One-time cash retention payments for our executive officers as follows: Alexis Borisy, President and Chief Executive Officer, $300,000; Robert Forrester, Executive Vice President and Chief Financial Officer, $250,000; John Randle, Senior Vice President, Commercial Development, $150,000; and Jason Cole, Senior Vice President, General Counsel, $150,000. 50% of each such amount is payable on April 1, 2009, and 50% is payable on January 15, 2010, in both cases only if such individual remains employed by the Company at such time. In the event one of these executive officers is terminated without cause or resigns for good reason prior to the dates provided above, 100% of the remaining unpaid retention amount will be paid to such officer if they execute a release of claims.

Modification of the employment arrangements between Mr. Borisy, Mr. Forrester, Mr. Randle and Mr. Cole and the Company, by making their cash severance benefits the same if their employment is terminated before, after or in connection with a change-in-control. As a result, the employment arrangements for Mr. Borisy and Mr. Forrester will be modified such that in the event of the termination of their employment by the Company without cause, or by them with good reason (as defined in such agreements), outside of a change of control, they will be eligible to receive, upon the execution of a release of claims, the same 24 month-cash severance and healthcare continuation benefits as currently provided to them in the event of a change-in-control. The employment arrangements for Mr. Randle and Mr. Cole will be modified such that in the event of the termination of their employment by the Company without cause, or by them with good reason (as defined in such agreements), both outside of and after a change of control, they will be eligible to receive, upon the execution of a release of claims, the 12 months of cash severance and healthcare continuation benefits.

Lastly, the Company plans to provide that the outstanding stock options held by Mr. Borisy, Mr. Forrester, Mr. Randle and Mr. Cole will, in the event of the termination of their employment by the Company, either before or in the twelve months after, a change-in-control, without cause, or by them with good reason (as defined in such agreements), be eligible to be exercised for two years following such termination.

Item 8.01. Other Events.

On November 20, 2008, the Company issued a press release announcing the further restructuring. The full text of the Company's press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated November 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CombinatoRx, Incorporated
	By:	/s/Robert Forrester
Robert Forrester
Executive Vice President and Chief Financial Officer

Date: November 20, 2008